Marina Biotech Acquires Prestalia®, a U.S. FDA Approved Drug for Patients Whose Blood
Pressure Is Not Adequately Controlled by Monotherapy

Prestalia provides an immediate commercial opportunity for Marina

Product will be marketed using the patented telehealth technology platform, DyrctAxess(TM)

CITY OF INDUSTRY, CA—(Marketwired - Jun 6, 2017) - Marina Biotech, Inc. (OTCQB: MRNA), a biopharmaceutical company focused on the development and commercialization of innovative therapeutics for disease intersections of arthritis, hypertension and cancer, announced today that it has acquired Prestalia®, a treatment of hypertension, from Symplmed Pharmaceuticals Inc. Hypertension remains a significant health issue in the U.S., affecting approximately 34% of adults ages 20 and over, in 2013 to 2014; and approximately 30,200 deaths from essential hypertension and hypertensive renal disease, in 2014, according to the CDC.

Prestalia will be marketed using Symplmed’s patented telehealth technology platform, DyrctAxess™, which enables direct delivery of medications to a patient’s home and helps to address the problem of poor compliance resulting from unfilled prescriptions. Prestalia is protected by two patents listed in the U.S. FDA’s publication, Approved Drug Products with Therapeutic Equivalence Evaluations, commonly known as the Orange Book. The two Prestalia U.S. patents (6696481 and 7846961) offer the potential for product exclusivity until 2029.

Joseph Ramelli, CEO of Marina Biotech, stated, “This is a transformative event for Marina Biotech. In addition to bringing a commercial hypertension product into the Company, we believe there will be longer term benefits for our existing portfolio. For example, our two existing hypertension therapies, IT102 and IT103, if approved by the FDA, will benefit from the distribution capabilities we will have in place for Prestalia. This could provide us with a much faster and cost effective go-to-market strategy for these two therapies.”

Dr. Vuong Trieu, Chairman of Marina Biotech, stated, “With the acquisition of Prestalia, Marina Biotech is poised to become an important player in the field of specialty pharma for hypertension. This acquisition is a testament to the strong and capable leadership of the management team and the board.”

About Prestalia®

Prestalia contains perindopril arginine, an ACE inhibitor, and amlodipine, a dihydropyridine calcium channel blocker, and is indicated for the treatment of hypertension to lower blood pressure. Prestalia may be used in patients whose blood pressure is not adequately controlled on monotherapy. Prestalia may be used as initial therapy in patients likely to need multiple drugs to achieve blood pressure goals. Lowering blood pressure reduces the risk of fatal and nonfatal cardiovascular events, primarily strokes and myocardial infarctions. These benefits have been seen in controlled trials of antihypertensive drugs from a wide variety of pharmacologic classes, including amlodipine and the ACE inhibitor class to which perindopril principally belongs.

FDA approval of Prestalia was based on data from the 837-patient Phase III PATH trial (Perindopril Amlodipine for the Treatment of Hypertension). The study demonstrated that the fixed-dose combination of perindopril arginine with amlodipine besylate in a single pill was significantly better than either compound alone in reducing both sitting diastolic and sitting systolic blood pressure after six weeks of treatment. It also suggested that the combination may provide a better benefit/risk ratio than either treatment alone.

About Marina Biotech

Marina Biotech’s focus is to treat the intersection of arthritis, pain, hypertension, and oncology diseases using combination therapies of already approved drugs. The company is developing and commercializing late stage, non-addictive pain therapeutics. The company’s ‘next-generation of celecoxib,’ including IT-102 and IT-103, are designed to control the dangerous side-effect of edema that prohibits the drug from being prescribed at higher doses. These have the potential of replacing opioids and combatting the opioid epidemic. Additionally we are developing therapeutic microbiome using the only orally bioavailable siRNAs platform against FAP and IBD. Additional information about Marina Biotech is available at http://www.marinabio.com.

About Symplmed

Symplmed Pharmaceuticals is a private pharmaceutical company optimizing the value of its medicines and those of its industry partners by streamlining the prescription process, from fulfillment and payment to therapeutic compliance and outcomes monitoring. The Company’s patented technology platform, DyrctAxess™, enables direct delivery of medications to a patient’s home and addresses the problem of unfilled prescriptions. Symplmed is taking a therapeutic area approach, ensuring that medications necessary to manage a particular disease state are available through its DyrctAxess platform. The Company’s initial focus is high blood pressure (hypertension) with a proprietary ACE inhibitor ACEON® (perindopril erbumine) and Prestalia®, a single-pill, fixed-dose combination (FDC) of perindopril arginine and amlodipine besylate. Symplmed also plans to expand its pipeline in multiple therapeutic areas. For more information, visit www.symplmed.com.

Marina Biotech Forward-Looking Statements

Statements made in this news release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of Marina Biotech to successfully integrate its business operations with those of IthenaPharma; (ii) the ability of Marina Biotech to obtain funding to support its clinical development; (iii) the ability of Marina Biotech to attract and/or maintain manufacturing, research, development and commercialization partners; (iv) the ability of Marina Biotech and/or a partner to successfully complete product research and development, including preclinical and clinical studies and commercialization; (v) the ability of Marina Biotech and/or a partner to obtain required governmental approvals; and (vi) the ability of Marina Biotech and/or a partner to develop and commercialize products prior to, and that can compete favorably with those of, competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Marina Biotech’s most recent filings with the Securities and Exchange Commission. Marina Biotech assumes no obligation to update or supplement forward-looking statements because of subsequent events.

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